Exhibit 99.1

Media Contact:
pr@overstock.com

Investor Contact:
ir@overstock.com

Overstock.com Appoints New Retail President and Announces Updates to the Board of Directors

SALT LAKE CITY - May 09, 2019 - Overstock.com, Inc. (NASDAQ:OSTK) announces Dave Nielsen’s appointment to President of Overstock.com’s retail business, a position that was recently held by Overstock CEO and founder Patrick M. Byrne. As a result, Nielsen will transition his role as Chief Sourcing and Operations Officer to Ron Hilton, former Vice President of Sourcing. Theses changes are effective immediately.

“Dave has been a star contributor to our firm. I know him to be a first-rate professional, and he is highly regarded,” said Byrne. “These promotions mark the completion of a redesign of our executive structure: the result of the process is a highly skilled, competent, and cohesive Retail executive team, of which Dave is now the leader.”

“I’m honored to be named President of Overstock’s Retail Division and to continue working with a terrific team of executives,” said Nielsen. “Patrick has assembled some of the best talent the industry has to offer in the fields of Artificial Intelligence, Digital Marketing, Digital Product Technology, Strategy, and Sourcing and Operations. The impressive turnaround work from all of my colleagues over the past six months is evidence of Overstock’s enterprise-wide talent, dedication, and hard work. We are focused on our customer, and the future is bright!”

Dave Nielsen, President, Retail

Dave Nielsen is Overstock’s Retail President, leading the company’s marketing, algorithms, customer, digital, technology, sourcing and operations organizations. Prior to this role, Nielsen served as Overstock’s Chief Sourcing and Operations Officer, where he was responsible for overseeing the sourcing, merchandising, partner management, and supply chain teams for the company. Before leaving Overstock to assume the role of CEO at Global Access, Nielsen spent six years with Overstock, rising to the position of co-president and leading the company’s marketing, merchandising, and supply chain operations.

Nielsen also held leadership roles with Payless ShoeSource, Inc. and Old Town Imports, LLC. He received his bachelor’s Degree in Business Management with an emphasis in Marketing from Brigham Young University.

Ron Hilton, Chief Sourcing and Operations Officer

Ron Hilton is Overstock’s Chief Sourcing and Operations Officer, responsible for overseeing the sourcing, merchandising, partner and category management, and supply chain teams for the global online home goods leader. Hilton joined Overstock in 2009 as the home and garden merchandising manager and has held several leadership roles in the merchandising organization since. He left Overstock in 2015 to assume the role of president at Endygo, a global sales and logistics firm specializing in e-commerce and drop-shipping delivery and returned to Overstock in 2016 assuming the role of Vice President of Sourcing. Prior to working at Overstock, Hilton was Vice President of Marketing for Furniture Warehouse.

Board of Directors Updates

In addition to the changes in Overstock’s retail management, there are adjustments to Overstock’s Board of Directors. Kirthi Kalyanam served out the end of his three-year commitment to the Board of Directors and will now fully devote his time to the completion of a book on retailing. Saum Noursalehi is also stepping down from the Overstock Board to take a position on the tZERO Board of Directors, maintaining his role as CEO of tZERO. There are no immediate plans to fill these positions.

“We appreciate all that Kirthi and Saum have contributed to growing the retail business and their valuable insights will be missed,” Byrne concluded.

The tZERO Board was also reconstituted with the following Directors: Jonathan Johnson, Chairman; Saum Noursalehi; Chris Campbell; and Bruce Fenton.

Additional details will be shared on Overstock’s Q1 Earnings Call which can be viewed here: LINK

About Overstock.com

Overstock.com, Inc. Common Shares (NASDAQ:OSTK) / Series A Preferred (Medici Ventures’ tZERO platform: OSTKP) / Series B Preferred (OTCQX:OSTBP) is an online retailer and technology company based in Salt Lake City, Utah. Its leading e-commerce website sells a broad range of new products at low prices, including furniture, décor, rugs, bedding, home improvement, and more. The online shopping site, which is visited by nearly 40 million customers a month, also features a marketplace providing customers access to millions of products from third-party sellers. Overstock was the first major retailer to accept cryptocurrency in 2014, and in the same year founded Medici Ventures, its wholly-owned subsidiary developing and accelerating blockchain technologies to democratize capital, eliminate middlemen, and re-humanize commerce. Overstock regularly posts information about the company and other related matters on the Newsroom and Investor Relations pages on its website, Overstock.com.

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O, Overstock.com, O.com, Club O, Main Street Revolution, and Worldstock are registered trademarks of Overstock.com, Inc. O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Form 10-Q for the quarter ended March 31, 2018, which was filed with the SEC on May 9, 2019, and any subsequent filings with the SEC.

SOURCE: Overstock.com, Inc.